UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): September 17, 2012

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-22705 (Commission File Number)	33-0525145 (IRS Employer Identification No.)

12780 El Camino Real, San Diego, California (Address of principal executive offices)		92130 (Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On September 17, 2012, Neurocrine Biosciences, Inc. (the “Company”) and SmithKline Beecham (Cork) Ltd. (“GSK”) entered into a Termination Agreement (the “Termination Agreement”), pursuant to which the parties have mutually agreed to terminate that certain Collaboration and License Agreement dated July 20, 2001 (the “Collaboration Agreement”), related to the research, development and commercialization of corticotropin releasing factor (“CRF”) products for psychiatric, neurological and gastrointestinal diseases. The Collaboration Agreement was originally entered into between the Company and Glaxo Group Limited (“GGL”), and was assigned by GGL to its affiliate SB Pharmco Puerto Rico, and subsequently assigned to GSK. The closing of the transactions contemplated by the Termination Agreement, including the termination of the Collaboration Agreement, occurred on September 18, 2012. The Company filed a redacted version of the Collaboration Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

Pursuant to the terms of the Termination Agreement, GSK assigned to the Company, or granted the Company an exclusive worldwide royalty-free license to, all patent rights created from the sponsored research portion of the Collaboration Agreement, including all related regulatory filings and approvals. GSK also assigned to the Company all technology that was owned or controlled by GSK and its affiliates necessary for the development and commercialization of CRF antagonist compounds.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 18, 2012	NEUROCRINE BIOSCIENCES, INC.

/s/ Timothy P. Coughlin
Timothy P. Coughlin
Vice President and Chief Financial Officer